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EXHIBIT 99C.2

 CONSOLIDATED BALANCE SHEETS                          U S WEST, Inc.
 (UNAUDITED)
                                             June 30,   December 31,
 In millions                                   1997        1996
 ---------------------------------------   ------------- -----------
 ASSETS
 Current assets:
  Cash and cash equivalents                 $       244  $      201
  Accounts and notes receivable                   2,104       2,113
  Inventories and supplies                          218         159
  Deferred tax asset                                237         213
  Prepaid and other                                 356         426
                                           ------------- -----------
    Total current assets                          3,159       3,112
                                           ------------- -----------
 Property, plant and equipment - net             18,286      18,281
 Investment in Time Warner Entertainment          2,483       2,477
 Net investment in international ventures         1,322       1,548
 Intangible assets - net                         12,516      12,595
 Net investment in assets held for sale             416         409
 Other assets                                     2,184       2,433
                                           ------------- -----------
    Total assets                            $    40,366  $   40,855
                                           ============= ===========
 LIABILITIES AND SHAREOWNERS' EQUITY
  Current liabilities:
  Short-term debt                           $     1,443  $    1,051
  Accounts payable                                1,250       1,316
  Due to Continental Cablevision
   shareholders                                     -         1,150
  Dividends payable                                 266         263
  Other payables                                  2,702       2,294
                                           ------------- -----------
    Total current liabilities                     5,661       6,074
                                           ------------- -----------
 Long-term debt                                  14,135      14,300
 Postretirement and other postemployment
  benefit obligations                             2,492       2,479
 Deferred taxes                                   4,343       4,349
 Deferred credits and other                         989         973
 Company-obligated mandatorily redeemable
  preferred securities of subsidiary
  trust holding solely Company-guaranteed
  debentures                                      1,080       1,080
 Preferred stock subject to
  mandatory redemption                              100          51
 Shareowners' equity:
  Preferred shares                                  921         920
  Common shares                                  10,776      10,741
  Retained earnings (deficit)                       (17)         18
  LESOP guarantee                                   (72)        (91)
  Foreign currency translation adjustments          (42)        (39)
                                           ------------- -----------
    Total shareowners' equity                     11,566      11,549
                                           ------------- -----------
     Total liabilities & shareowners'
        equity                               $    40,366  $   40,855
                                           ============== ==========

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